Exhibit 10.29

YRC WORLDWIDE INC.

RESTRICTED STOCK AGREEMENT

Participant:
Date of Grant:
Number of Shares of Restricted Stock:	[ ] shares of the YRC Worldwide Inc.’s common stock

Vesting Schedule:	[ ] of the shares of Restricted Stock will vest on each of the following dates: [ ]

Restricted Stock Award pursuant to Section [ ] of Employment Agreement: [For grants pursuant to an Employment Agreement]	The shares of Restricted Stock subject to this Restricted Stock Agreement are granted pursuant to Section [ ] of the Employment Agreement dated [ ], by and between the Company and the Participant.

Grant of Restricted Stock

The above-named Participant is hereby granted the above number of shares of YRC Worldwide Inc.’s $0.01 par value per share common stock in accordance with the Vesting Schedule described above, subject to the other terms and conditions described in this Restricted Stock Agreement (this “Agreement”).

By your acceptance of the Restricted Stock set forth in this Agreement, you agree that the Restricted Stock is granted under and governed by the terms of the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”), this Agreement, and the Terms and Conditions of Restricted Stock Agreements for Employees attached to this Agreement.

You further acknowledge and agree that (i) you have received, reviewed and understand the Plan, including the provisions that the Compensation Committee’s decision on any matter arising under the Plan is conclusive and binding, and (ii) this Agreement amends and supersedes any other agreement or statement, oral or written, in its entirety regarding the vesting or holding period of the Restricted Stock.

YRC Worldwide Inc.	Acceptance of Participant

By
Title	Print

You agree that your acceptance of this Agreement may be evidenced either by your signature above or by your electronic acceptance through the award administrator’s website (as of the date of grant, the administrator is Fidelity).

YRC WORLDWIDE INC.

TERMS AND CONDITIONS

RESTRICTED STOCK AGREEMENTS FOR EMPLOYEES

These Terms and Conditions are applicable to Restricted Stock Agreements (the “Restricted Stock”) granted to Employees pursuant to the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan or any successor thereto (the “Plan”).

1.	Acceleration of Vesting. Notwithstanding the provisions of the vesting schedules provided in the Participant’s Restricted Stock Agreement, the Restricted Stock shall vest and be paid as provided in this Section 1 upon the following circumstances:

1.1	Death or Permanent and Total Disability. If the Participant dies or is deemed to be “permanently and totally disabled” (as defined herein) while in the employ of the Company or an Affiliate and prior to the time the shares of Restricted Stock vest and are paid, the Restricted Stock shall become fully vested and all transfer restrictions thereon shall lapse. For purposes of this Section, the Participant shall be considered “permanently and totally disabled” if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The existence of a permanent and total disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Committee approves.

1.2	Change of Control of the Company. If a “Change of Control” of the Company occurs while the Participant is in the employ of the Company or an Affiliate prior to the time the shares of Restricted Stock vest and are paid, the Restricted Stock shall become fully vested and all transfer restrictions thereon shall lapse. For the purposes of this Section, a “Change of Control” shall be deemed to have taken place if:

1.2.1	a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), purchases or otherwise acquires shares of the Company after the date of grant that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

1.2.2	a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of grant and as a result thereof becomes the beneficial owner of shares of the Company having 35 percent or more of the total voting power of the stock of the Company; or

1.2.3	as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors of the Company before the date of such appointment or election.

1.3	Retirement. If the Participant continues employment with the Company and its Affiliates through the Participant’s Retirement Age (as defined below), the Restricted Stock shall become fully vested and all transfer restrictions thereon shall lapse on the attainment of such Retirement Age. For purposes of this Section, “Retirement Age” means age 65.

1.4	Prohibited Activities. Notwithstanding any other provision of these Terms and Conditions or the Participant’s Restricted Stock Agreement, if the Participant breaches the Company’s Code of Conduct (as amended from time to time), then the Participant shall forfeit the right to any further vesting of the Participant’s Restricted Stock and the Restricted Stock Agreement shall immediately thereupon wholly and completely terminate.

2.	Lapse of Rights upon Termination of Employment.

Upon termination of the Participant’s employment with the Company or an Affiliate, and except as provided in Section 1 above, this Section 2 or any employment-related agreement, the Participant shall forfeit any unvested Restricted Stock. The Company may, in its sole discretion, which need not be reasonably exercised, determine to vest non-vested Restricted Stock of the terminating Participant on the date of termination.

3.	Transfers of Employment; Authorized Leave.

3.1	Transfers of Employment. Transfers of employment between the Company and an Affiliate, or between Affiliates, shall not constitute a termination of employment for purposes of the Restricted Stock Agreement.

3.2	Authorized Leave. Authorized leaves of absence from the Company shall not constitute a termination of employment for purposes of the Restricted Stock Agreement. For purposes of the Restricted Stock Agreement, an authorized leave of absence shall be an absence while the Participant is on military leave, sick leave or other bona fide leave of absence so long as the Participant’s right to employment with the Company is guaranteed by statute, a contract or Company policy.

4.	Withholding. To the extent the Participant has taxable income in connection with the grant, vesting or payment of the Restricted Stock or the delivery of shares of Company common stock, the Company is authorized to withhold from any compensation payable to Participant, including shares of common stock that the Company is to deliver to the Participant, any taxes required to be withheld by foreign, federal, state, provincial or local law. By executing the Restricted Stock Agreement, the Participant authorizes the Company to withhold any applicable taxes.

5.	Non-transferability. No rights under the Restricted Stock Agreement shall be transferable otherwise than by will, the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order (“QDRO”), and, except to the extent otherwise provided herein, the rights and the benefits of the Restricted Stock Agreement may be exercised and received, respectively, during the lifetime of the Participant only by the Participant or by the Participant’s guardian or legal representative or by an “alternate payee” pursuant to a QDRO.

6.	Limitation of Liability. Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s role as Plan sponsor.

7.	Awards Subject to Plan. A copy of the Plan is included with the Restricted Stock Agreement. The provisions of the Plan as now in effect and as the Plan may be amended in the future (but only to the extent such amendments are allowed by the provisions of the Plan) are hereby incorporated in the Restricted Stock Agreement by reference as though fully set forth herein. Upon request to the Secretary of the Company, a Participant may obtain a copy of the Plan and any amendments.

8.	Definitions. Unless redefined herein, all terms defined in the Plan have the same meaning when used as capitalized terms in these Terms and Conditions.

9.	Compliance with Regulatory Requirements. Notwithstanding anything else in the Plan, the Restricted Stock received on the date of grant may not be sold, pledged or hypothecated unless the Company is in compliance with all regulatory requirements regarding registration of the Restricted Stock or common stock to be issued under the terms of the Plan.

10.	Stock Certificates. The Committee may also cause any certificates representing shares of Restricted Stock to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, if the shares of Restricted Stock are represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Restricted Stock as counsel for the Company considers necessary or advisable.

11.	No Deferred Compensation. The Restricted Stock under the Restricted Stock Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Restricted Stock Agreement shall be administered, construed and interpreted in accordance with such intent.